Exhibit 10.29

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (the “Agreement”) is made and entered into as of the 25th day of March, 2003, by and between ANDREW L. ROGAL (“Executive”) and HILB, ROGAL AND HAMILTON COMPANY, a Virginia corporation (the “Company”).

STATEMENT OF PURPOSE

Executive is employed as Chairman and Chief Executive Officer of the Company pursuant to an Employment Agreement between the parties dated as of December 1, 2001 (the “Employment Agreement”).  Executive will retire from the Company effective at the conclusion of the 2003 Annual Meeting of Shareholders of Company on May 6, 2003 (the “Date of Termination”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.

Termination of Employment: Termination Payments.  The Company and Executive acknowledge that Executive shall serve as Chairman and Chief Executive Officer of the Company and shall remain on the Company’s payroll and receive base salary at his current annual rate through the Date of Termination at which date Executive’s employment with the Company shall be terminated.  Executive shall receive the payments and benefits to which the Executive would have been entitled under Article VI(B) of the Employment Agreement, payable as set forth on Exhibit A.  Executive has received $800,000 as an incentive bonus for 2002.  Executive shall receive no grant of stock options or restricted shares in 2003 or any subsequent year.

2.

Stock Options and Equity Incentives.  Executive has been awarded the stock options and restricted stock awards set forth on Exhibit B hereto (collectively, the “Incentive Awards”).  Notwithstanding the terms of the Incentive Awards, all Incentive Awards shall vest on the Date of Termination and, with respect to stock options, shall become immediately exercisable.

3.

Other Benefits.  Executive is a participant in the benefit plans listed in Exhibit C attached hereto.  This Agreement shall not change the terms of such plans or the benefits earned by or due to Executive thereunder for services rendered to the Company through the Date of Termination, provided that the Executive shall be fully vested in all accrued benefits under the Company’s Supplemental Executive Retirement Plan.  The benefits earned by or due to Executive in accordance with the terms of such plans shall be paid or provided by the Company or such plans (as the case may be) when due (whether such due date is on, before or after the Date of Termination), and full payments and provision of benefits shall discharge fully all obligations of the Company and such plans with respect to Executive’s benefits under such plans.  The Company shall, as soon as practicable after the Date of Termination, transfer to the Executive all of the Company’s interest in the Split Dollar Agreement between the Company and the Executive dated April 1, 1999 and any subsequent split dollar agreements, including the transfer to the Executive of the Company’s interest in the underlying insurance policies.

4.

Tax Withholding and Reporting.  The Company shall be entitled to withhold from the benefits and payment described herein all income and employment taxes required to be withheld by applicable law.

5.

Release of the Company.  Executive, on behalf of himself and his heirs, personal representatives, successors and assigns, hereby releases and forever discharges the Company, its affiliates, and each and every one of their respective present and former directors, officers, employees, agents, successors and assigns from and against any and all claims, demands, damages, actions, causes of action, costs and expenses, which Executive now has, may ever have had or may have hereafter upon or by reason of any matter, cause or thing occurring, done or omitted to be done prior to the date of this Agreement, that constitute “Employment-Related Claims” or rights and claims Executive has or might have under the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, and the Americans with Disabilities Act of 1990, as amended; provided, however, that this release shall not apply to any claims which Executive may have for the payments or provision of the benefits under this Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in this Agreement, including the Exhibits hereto, that this release shall not apply to any rights Executive may have to obtain contribution in the event of the entry of judgment against him as a result of any act or failure to act for which both Executive and the Company are jointly responsible.  For purposes of this Agreement, “Employment-Related Claims” means all rights and claims Executive has or may have related to his employment by or status as an employee, officer or director of the Company or any of its affiliates or to the termination of that employment or status or to any employment practices and policies of the Company or its affiliates.

Executive acknowledges and agrees that he has read this release in its entirety and that this release is a general release of all known and unknown claims, including rights and claims arising under ADEA.  Executive and the Company further acknowledge and agree that:

(i)

This release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Agreement;

(ii)

Executive is entering into this Agreement and releasing, waiving and discharging rights or claims only in exchange for consideration which he is not already entitled to receive;

(iii)

Executive has been advised, and is being advised by this release, to consult with an attorney before executing this Agreement;

(iv)

Executive has been advised, and is being advised by this release, that he has up to twenty-one (21) days within which to consider this release; and

(v)

Executive is aware that this release will not become effective or enforceable until seven (7) days following his execution of this Agreement and that he may revoke this release at any time during such period by delivering (or causing to be delivered) to the Company at the address provided in Paragraph 7 hereof written notice of his revocation of this release no later than 5:00 p.m. eastern time on the seventh (7th) full date following his execution of this Agreement.

6.

Nondisparagement/Cooperation.  Executive shall not intentionally make any statements, encourage others to make statements or release information intended to damage, disparage or defame the Company or any of its directors, officers or employees.  Notwithstanding the foregoing, nothing in this Section 6 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction.  The Executive agrees not to make statements to the media about the Company or its directors, officers or employees.  The Executive agrees to cooperate with respect to any claim, arbitral hearing, lawsuit, action or governmental or internal investigation relating to the conduct of  the business of the Company or its affiliates.  The Executive agrees to provide full and complete disclosure in response to any inquiry in connection with any such mat ters.  The Company agrees to reimburse the Executive for his reasonable expenses incurred in connection with such cooperation.

7.

Notices.  All notices, requests, demands or other communications under this Agreement will be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

As to Executive:

Andrew L. Rogal

c/o Hilb, Rogal and Hamilton Company of Pittsburgh, LLC

USX Tower, Suite 5500

Pittsburgh, Pennsylvania 15219

Attn: Judy Gusky

As to the Company:

Hilb, Rogal and Hamilton Company

4951 Lake Brook Drive, Suite 500

Glen Allen, Virginia 23060

Attn: General Counsel

Either party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

8.

Miscellaneous.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to principles of conflicts of laws.  If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.  This Agreement, the attachments to it and the agreements, plans, contracts, documents and programs described or referenced herein, contain the entire agreement between the Company and Executive, and supersede and invalidate any previous agreements or contracts not so described or referenced herein, provided that the provisions of Articles X, XI, XII, XIII, XIV, XV, XVIII and XIX of the Employment Agreement shall remain in full force and effect.  Additionally, it is agreed that the “Restricted Period” in Article XI of the Employment Agreement shall  mean the period from May 6, 2003 through May 31, 2006. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein, shall be of any force or effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

9.

Representations of the Company.  The Company represents and warrants to Executive that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized on behalf of the Company by its Board of Directors and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been duly and effectively taken.  The Company acknowledges that Executive has relied upon such representations and warranties in entering into this Agreement.

IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.

Witness: /s/ Walter L. Smith	/s/ Andrew L. Rogal Andrew L. Rogal HILB, ROGAL AND HAMILTON COMPANY By: /s/ Robert H. Hilb

EXHIBIT A

PAYMENTS

Item	Payment Arrangements	Annual Amount
Salary	Payable in accordance with Company payroll practices	$513,000
Annual Bonus	Payable on February 28 of each year	$800,000

EXHIBIT B

STOCK AWARDS

Exhibit B

Grant Detail Report

Andrew L. Rogal

Grant Date	Expiration Date	Plan ID	Grant Type	Options Granted	Option Price	Options Outstanding	Options Vested	Options Exercisable
8/1/1989	8/1/1999		Non-Qualified	5,000	$7.000000	0	5,000	0
	Transactions Date Type 6/3/1999 Exercise			Options 5,000	Price $10.250000
5/1/1990	5/1/2000		Non-Qualified	6,000	$5.000000	0	6,000	0
	Transactions Date Type 4/3/2000 Exercise			Options 6,000	Price $13.500000
11/6/1990	11/6/2000		Non-Qualified	10,000	$6,375000	0	10,000	0
	Transactions Date Type 11/6/2000 Exercise			Options 10,000	Price $20.125000
2/3/1992	2/3/2002		Non-Qualified	20,000	$6.375000	0	20,000	0
	Transactions Date Type 1/18/2002 Exercise			Options 20,000	Price $31.860000
2/8/1993	2/8/2003		Non-Qualified	20,000	$7.875000	0	20,000	0
	Transactions Date Type 10/29/2002 Exercise			Options 20,000	Price $42.050000		20,000
12/21/1993	12/21/2003		Non-Qualified	60,000	$6.625000	20,000	40,000	20,000
	Transactions Date Type 1/31/1996 Cancel: Did not meet vesting criteria 1/31/1997 Cancel: Did not meet vesting criteria			Options 20,000 20,000	Price
6/19/1997	6/19/2004		Non-Qualified	120,000	$8.000000	120,000	120,000	120,000
5/5/1998	5/5/2005		Non-Qualified	60,000	$8.844000	60,000	60,000	60,000
3/1/2000	3/1/2007		Restricted	26,000	$0.000000	13,000	13,000	0
	Transactions Date Type 3/1/2002 Exercise 3/1/2003 Exercise			Options 6,500 6,500	Price $36.200000 $29.730000
	Options Becoming Exercisable 6,500 on 03/01/2004 6,500 on 03/01/2005

Grant Date	Expiration Date	Plan ID	Grant Type	Options Granted	Option Price	Options Outstanding	Options Vested	Options Exercisable
3/1/2000	3/1/2007		Non-Qualified	32,000	$14.219000	32,000	24,000	24,000
	Options Becoming Exercisable 8,000 on 03/01/2004
2/12/2001	2/12/2008	2000 Plan	Restricted	8,000	$0.000000	6,000	2,000	0
	Transactions Date Type 2/12/2003 Exercise			Options 2,000	Price $30.200000
	Options Becoming Exercisable 2,000 on 02/12/2004 2,000 on 02/12/2005 2,000 on 02/12/2006
2/12/2001	2/12/2008	2000 Plan	Non-Qualified	32,000	$18.755000	32,000	16,000	16,000
	Options Becoming Exercisable 8,000 on 02/12/2004 8,000 on 02/12/2005
2/11/2002	2/11/2009	2000 Plan	Restricted	10,000	$0.000000	10,000	0	0
	Options Becoming Exercisable 2,500 on 02/11/2004 2,500 on 02/11/2005 2,500 on 02/11/2006 2,500 on 02/11/2007
2/11/2002	2/11/2009	2000 Plan	Non-Qualified	50,000	$37.450000	50,000	12,500	12,500
	Options Becoming Exercisable 12,500 on 02/11/2004 12,500 on 02/11/2005 12,500 on 02/11/2006
Optionee Total				459,000		343,000	348,500	252,500

EXHIBIT C

BENEFIT PLANS

Anthem Blue Cross – Blue Shield

Medical Coverage – Family

MetLife Dental Plan

Dental Coverage – Family

Metlife Basic & Supplemental Life Insurance

Individual Basic Coverage - $350,000

Individual Supplemental Coverage $513,000

HRH Flexible Benefits Plan

Pre-tax medical contributions

Nationwide Life Insurance Company

Supplemental Executive Life Insurance

HRH Retirement Savings Plan

401(k) savings plan

HRH Supplemental Executive Retirement Plan (SERP)

Supplemental pension benefit

Standard Life Insurance Company

Long Term Disability

Unum Life Insurance Company

Supplemental Disability Coverage

Unum Life Insurance Company

Long Term Care coverage

Executive Tax & Financial Planning Program

Tax, Estate and Financial Planning assistance